                                                                    Exhibit 11
                              THE SCOTTS COMPANY

                  Computation of Net Income Per Common Share
                              Primary (Unaudited)
                (Dollars in thousands except per share amounts)


                                                             For the Six Months Ended   For the Three Months Ended
                                                               April 2       April 1        April 2       April 1
                                                                1994         1995            1994         1995

Net income for computing net
   income per common share:

Net income ..............................................   $    11,456   $     9,196   $    13,013   $    13,793
                                                            ===========   ===========   ===========   ===========
Net income per common share:

Net income per common share .............................   $       .61   $       .49   $       .69   $       .73
                                                            ===========   ===========   ===========   ===========

                    Computation of Weighted Average Number
                   of Common Shares Outstanding (Unaudited)


                                                             For the Six Months Ended   For the Three Months Ended
                                                               April 2      April 1       April 2       April 1
                                                                1994         1995          1994          1995

Weighted average common shares
   outstanding during the ...............................    18,659,472    18,667,064    18,658,999    18,667,064
   period

Effect of options outstanding
    based upon the Treasury
    Stock Method:

    Performance shares ..................................       102,484                      84,961

    January 1992 - 136,364 at $9.90 .....................        73,326        68,495        71,598        64,097
    June 1992 - 15,000 at $16.25 ........................         2,245          --           1,896          --
    November 1992 - 522,175 at $16.25 ...................        21,540        44,127        18,184        13,156
    December 1992 - 300,000 at $18.00 ...................        17,425          --           9,678          --
    March 1993 - 24,000 at $18.25 .......................         1,080          --             452          --
    October 1993 - 247,170 at $17.25 ....................        12,649         6,963         9,432          --
    October 1994 - 254,420 at 18.25 .....................          --          32,250          --          17,857
    January 1995 - 18,000 at $16.50 .....................          --           1,268          --             184
                                                                                        ===========   ===========

Weighted average common shares
   outstanding during the
   period for computing
   net income per common share ..........................    18,890,221    18,820,167    18,855,200    18,762,358
                                                            ===========   ===========   ===========   ===========

Fully  diluted  weighted  average  shares   outstanding  were  not  materially
different than primary  weighted  average shares  outstanding  for the periods presented.
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